As independent public accountants, we hereby consent to the use of our report dated February 25, 1999, included in and made part of the Form 10-KSB filing of Silver Assets, Inc. for the year ended October 31, 1998.


/s/ Starr and Walters
STARR AND WALTERS
ACCOUNTANCY CORPORATION

Santa Ana, California
February 25, 1999